Exhibit 8.2

LAWRENCE CHAN & CO., SOLICITORS

陳振球律師事務所	Sole Proprietor: Chan Chun Kau Lawrence In association with J.S. Gale & Co. and Cheung & Choy

Our Ref:		Your Ref:
Please reply to:	Mr. Lawrence Chan	Date:	26 June 2026

PRIVATE AND CONFIDENTIAL

BY EMAIL & BY POST

Gold Stone Technical Inc.

Unit No. 86, 1/F.

South Seas Centre

No. 75 Mody Road, Kowloon

Hong Kong

Prime Number Capital, LLC

Floor 27, 12E 49th Street

New York, NY 10017

USA

Jun He Law Offices LLC

Suite 1919, 630 Fifth Avenue

New York, NY 10111

USA

Dear Sirs

Re: Hong Kong Legal Opinion on Certain Hong Kong Law Matters and Certain Hong Kong Tax Matters

INTRODUCTION

1.	We are lawyers practising and qualified to opine on Hong Kong laws, and act as Hong Kong legal advisers to Gold Stone Technical Inc. (the “Company”), a company incorporated in the Cayman Islands, in connection with the initial public offering by the Company (and the resale offering by selling shareholder(s), if any) (the “Offering”) of certain ordinary shares of the Company (the “Shares”) (the “Offer Shares”) in accordance with a prospectus for use in the Offering and all the amendments or supplements thereto (the “Prospectus”) as contained in the Company’s registration statement on Form F-1 (the “Registration Statement”), as amended from time to time, filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) and the Company’s proposed listing of its securities on the Nasdaq Capital Market (the “Listing”).

Rooms 2801-05, 28/F, China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong 香港中環德輔道中141號中保集團大廈28樓2801-05室	Tel電話: (852) 3153 2233 Fax 傳真: (852) 3153 2234 Email 電郵:info@cklchan.com

2.	We advised only the Company and have not taken instructions from any person other than the Company. For the avoidance of doubt, we may be requested by the Company to deliver this letter to addressees or recipients, directly or indirectly via other parties including the Company, who are not our clients (the “Non-Client Addressees”), but the provision of this letter to the Non-Client Addressees is not to be taken as implying that we owe any duty of care to any person other than the Company with respect to the contents of this letter.

3.	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement, unless otherwise defined herein.

4.	In this letter, a reference to: (a) “laws” or “law” is reference to the common law, principles of equity and laws constituted or evidenced by documents available to the public generally; (b) “PRC” means the People’s Republic of China and “Hong Kong” means The Hong Kong Special Administrative Region of the PRC; (c) “Hong Kong Laws” or “HK Laws” mean the laws of Hong Kong as at the date hereof as applied by the courts of competent jurisdiction in Hong Kong (the “Hong Kong Courts”); (d) “Government Agency” means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the Government of Hong Kong, and “Governmental Agencies” shall be construed accordingly; and (e) “Governmental Authorization” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable Hong Kong Laws to be obtained from any Governmental Agency. For the avoidance of doubt, Hong Kong Laws (as defined below) do not include any rules and regulations of stock exchanges and do not include any laws and regulations of the PRC and foreign jurisdictions (such as the United States, the British Virgin Islands and the Cayman Islands).

5.	For the purpose of the opinions contained in this letter as given on the basis and subject to the terms and conditions stated herein, we have made no searches or enquiries concerning, and examined no documents entered into by the Company or any other person, or any corporate records of any person, save for those searches, enquiries, documents or corporate records specified as having been made or examined in this letter.

6.	As a matter of courtesy and convenience for the Addressees of this letter, we may expressly summarise and regurgitate certain opinion given by other professional parties. Where these circumstances arise, we do not express any opinion in these matters already opined by other professional parties as these matters are outside the scope of our engagement and we did not conduct any due diligence progress, review any documents or enquire with the Company sufficiently enough or at all to arrive at any opinion thereto and we hereby expressly disclaim any liability in relation thereto or arising therefrom.

7.	Headings and sub-headings in this letter are for ease of reference only, and do not affect its interpretation.

HONG KONG LAWS

8.	This letter is governed by and construed in accordance with Hong Kong Laws as applied by the Hong Kong Courts as of the date hereof.

OPINIONS

9.	The following opinions set out in Paragraph 10 (the “Opinions”) are given on the basis of the assumptions set out in Schedule 2 and subject to the qualifications set out in Schedule 3, to any matter not disclosed to us, and to any matter as to which we have no ability to be aware.

10.	On the basis of, and subject to, the foregoing, and having regard to such considerations of Hong Kong Laws in force at the date of this letter as we consider relevant, we are of the opinion that:

(a)	Merry International Technical Services (Hong Kong) Limited (“HK Subsidiary”) was incorporated in Hong Kong on 17 August 2018 and has been registered with the Registrar of Companies in Hong Kong. The HK Subsidiary is validly existing as a limited liability company and has legal person status under the Hong Kong Laws, and has articles of association which are in full force and effect under Hong Kong Laws.

(b)	The HK Subsidiary holds a business registration license which is in full force and effect under Hong Kong Laws.

(c)	To the best of our knowledge and according to the information provided by the Company, the descriptions of the corporate structure of the HK Subsidiary set forth in “Prospectus Summary - Corporate History and Structure” and “Corporate History and Structure” sections of the Registration Statement are consistent with the corporate documents provided by the Company to us as referred to in Schedule 1. To the best of our knowledge after due and reasonable inquiries, (i) the ownership structure of the HK Subsidiary is not in violation of, and immediately after the consummation of the Offering will not result in violation of, any Hong Kong Laws currently in effect; and (ii) no Governmental Authorization or any other necessary steps required under the Hong Kong Laws other than those already obtained is required under the existing Hong Kong Laws for the establishment of the shareholding structure of the HK Subsidiary whether at present or immediately after the consummation of the Offering.

(d)	The searches described below (the “Searches”) reveal (a) no petition for the winding-up of the Company or the HK Subsidiary; (b) no notice of appointment of any receiver for any of the properties or assets of the Company or the HK Subsidiary; and (c) no legal proceedings in the High Court or District Court in Hong Kong of material importance involving the Company or the HK Subsidiary, that would have a material effect on the business, results of operations, or financial condition:

(i)	the searches by us on 22 June 2026 of the filings made by the Company and the HK Subsidiary with the Hong Kong Companies Registry (“Company Searches”);

(ii)	the searches by TARGET On-Line Financial Ltd (“tolfin”) received by us on 22 June 2026 of the cause books of the High Court and the District Court of Hong Kong in respect of matters involving the Company and the HK Subsidiary (“Litigation Searches”); and

(iii)	the searches by us on 22 June 2026 of the records of the Official Receiver’s Office against the Company and the HK Subsidiary (“Winding-up Searches”).

(e)	Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable by a Hong Kong company or required to be withheld by a Hong Kong company in respect of dividends paid by it. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders.

(f)	Under the current Hong Kong Laws, the HK Subsidiary is permitted under the laws of Hong Kong to provide funding to its direct registered shareholder and/or holding company through dividend distribution without restrictions on the amount of the funds, subject to availability of distributable profits and sufficient cash to maintain going concern and solvency of the HK Subsidiary and any contractual obligations owed to third parties prohibiting or restricting dividend distributions. However, such funding remittance may be subject to restrictions or prohibitions imposed by other jurisdictions, and there is no guarantee that the PRC Government will not impose greater restrictions on the HK Subsidiary to transfer cash out of Hong Kong.

(g)	Judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the Hong Kong common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong Courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

(h)	There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

(i)	There are currently no restrictions on foreign exchange and the transfer of cash or assets between the Company and the HK Subsidiary under Hong Kong laws. However, it should be noted that, certain laws and regulations of the PRC or other jurisdictions, including existing laws and regulations and those enacted or promulgated in the future, may be or may become applicable to the Company and may lead to certain restrictions on foreign exchange and the transfer of cash or assets. We are not in the position to opine on matters outside the scope of Hong Kong laws and the Company is advised to seek advice from legal advisers that are competent to advise on matters relating to foreign laws and regulations.

(j)	The statements in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Our Business”, “Regulations”, “Taxation”, “Enforceability of Civil Liabilities”, “Underwriting” and “Legal Matters”, to the extent such statements relate to matters of Hong Kong Laws, are accurate in all material respects and/or present a fair summary of the relevant aspect of Hong Kong Laws referred to therein. We express no opinion on the financial statements and related schedules and other financial data contained in the Registration Statement.

(k)	The statements set forth under the caption “Taxation” in the Registration Statement, insofar as they constitute statement of Hong Kong tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than Hong Kong tax law.

(l)	The Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (the “Companies (WUMP) Ordinance”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance” or the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (WUMP) Ordinance, and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

BENEFIT OF THIS LETTER

11.	This opinion may be used only in connection with the Offering and while the Registration Statement is effective. This letter, if being furnished to the Non-Client Addressees at the request of the Company, is solely for their benefit in connection with the transactions described in the first paragraph above and except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person (other than the successors of the Non-Client Addressees by way of merger, consolidation or transfer of business or a similar transfer) or for any other purpose.

CONSENT

12.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the definition of the U.S. Securities Act of 1933, as amended, whose consent is required thereunder, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

Yours faithfully,

/s/ Lawrence Chan & Co.

Schedule 1

Documents PROVIDED BY THE COMPANY

(a)	Copy of the certificate of incorporation of HK Subsidiary issued by the Registrar of Companies in Hong Kong;

(b)	Copy of the business registration certificate of HK Subsidiary;

(c)	Copy of the latest version of memorandum and articles of association of the HK Subsidiary; and

(d)	Copy of the register of members and the register of directors of the HK Subsidiary.

Schedule 2

Assumptions

In rendering this letter, we have assumed for all purposes of this letter the following matters:

1.	Veracity and good faith

(a)	The genuineness of all signatures, stamps and seals on, and the authenticity and completeness of, all documents submitted to us, whether as originals or copies.

(b)	(i)	The conformity to originals of all documents supplied to us as photocopies or facsimile copies; and

(ii)	Where a document has been examined by us in draft or specimen term, it will be or has been executed in the form of that draft or specimen.

(c)	The lack of bad faith and absence of fraud, misrepresentation, coercion, duress, mistake or undue influence on the part of any party to the documents or their respective directors, employees, agents and advisers.

(d)	The execution, delivery and performance of the documents and the consummation of all transactions contemplated thereunder by the parties thereto are not made for any fraudulent, illegal or unlawful purposes.

(e)	Each of the documents is complete, accurate and up-to-date and has not been amended.

(f)	The documents, when finalized and executed, do not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based.

2.	Authorisation, enforceability and corporate authority

(a)	Each of the documents has been duly authorised, executed and delivered by the parties thereto in accordance with all relevant laws.

(b)	The documents constitute valid, binding and enforceable obligations of the parties thereto under all relevant laws.

(c)	Each party to the documents has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the documents to which it is a party.

(d)	The execution and delivery by the Company and its shareholders and the exercise of their rights and performance of their obligations under such documents will sufficiently benefit the Company.

3.	No breach and compliance

All formalities and requirements of the laws of the relevant jurisdiction, and of any regulatory authority therein, which is applicable to the execution, performance, delivery and enforceability of each of the documents and the transactions contemplated thereunder, have been or will be duly complied with.

4.	No withholding tax

The Commissioner of Inland Revenue of Hong Kong (or any other authority having the power to do so) has not given and will not give a notice under Section 76 of the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), requiring to be deducted out of any dividends and other distributions declared by the Company and payable to any holder of the Offer Shares an amount of Hong Kong tax payable by such holder; and no holder of Offer Shares is a non-resident person chargeable to tax either directly or in the name of his agent in respect of his profits arising in or derived from Hong Kong from any trade, profession or business carried on in Hong Kong pursuant to Section 20A of the Inland Revenue Ordinance.

5.	Offering of Shares pursuant to the Registration Statement

(a)	As regards the Offering of the Shares under the Registration Statement:

(i)	none of such Shares have been offered or sold, nor will they be offered or sold, in Hong Kong, by means of any document, other than in circumstances which do not constitute an offer to the public within the meaning of the Companies (WUMP) Ordinance, or to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (WUMP) Ordinance, and

(ii)	no advertisement, invitation, or document relating to such Shares has been issued, nor had been in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the Hong Kong Laws) other than with respect to such Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors”within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

6.	Immunity

(a)	The Company and its shareholders are not entitled to immunity from suit or legal process in Hong Kong pursuant to the International Organizations and Diplomatic Privileges Ordinance (Chapter 190 of the Laws of Hong Kong).

(b)	Each of the Company and its shareholders is a separate legal and independent entity undertaking commercial activities independent from any government, enjoys powers of independent management and freedom from government interference, with ownership of its assets and the capacity independently to assume civil liabilities, and does not enjoy any sovereign, crown or other immunity from the jurisdiction of the Hong Kong Courts.

SCHEDULE 3

Qualifications

The Opinions are subject to the following qualifications:

1.	Scope

(a)	The Opinions are confined solely to the Hong Kong Laws as at the date of this letter and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction or as to how the Hong Kong Laws might be applied by courts in any other jurisdiction.

(b)	The Opinions are to be strictly construed and are strictly limited to the matters stated herein and do not apply by implication to other matters including, without limitation, any tax matters save as expressly stated herein. In particular, we offer no view or comment on the accuracy of the representations and warranties, the fulfillment of warranties, undertakings or conditions, the occurrence of events of default or terminating events or the existence of any conflict or inconsistency among the documents we have reviewed, save as expressly stated herein. We express no view as to the compliance of taxation law (whether in Hong Kong or otherwise) and foreign law (including without limitation in respect of foreign exchange control and/or foreign investment) by the Company or the HK Subsidiary, whether as regards the corporate restructuring steps of the Company prior to the Listing (which may include corporate actions such as acquisitions, disposals, declaration and/or distribution of dividends or capital increases) or otherwise.

(c)	The Opinions are given on the basis that there has been no change in any of the assumptions contained herein for the purposes of the Opinions. The opinions have also been given on the basis that we have no obligation to notify any addressee of this letter of any change in Hong Kong Laws or its application after the date of this letter or if we become aware of any facts or assumptions which might change any of the Opinions after the date hereof.

(d)	We express no opinion on matters of fact, statements of opinion, intention or assumptions contained in the documents and agreements reviewed by us save for those expressly stated herein nor have we attempted to determine whether any material fact has been omitted therefrom.

(e)	Each statement which has the effect of limiting our opinion is independent of any other such limiting statement and is not to be impliedly restricted by it.

(f)	No law of any jurisdiction other than Hong Kong has any bearing on the Opinions. Our Opinions do not cover any bilateral arrangements or treaties involving multiple jurisdictions and/or international standards, notwithstanding the fact that Hong Kong is a party to such arrangements, treaties or standards.

(g)	Save and unless otherwise stated, positions in Hong Kong Laws are referred to in the Registration Statement either by way of summary overview or in specific aspect(s) as described therein, and such references are by no means intended to be exhaustive. Our Opinions do not cover the financial statements (including all its explanatory notes and appendices) as contained in the Registration Statement.

2.	Searches

(a)	The Searches may not be capable of conclusively revealing or confirming the matters set forth in this letter because notice of those matters might not be filed with the relevant governmental department or authority or the court immediately or at all and, when filed, might not have been entered on the record available for public inspection immediately.

(b)	To the extent that any Searches are conducted and made available to us by external search agents, we do not guarantee the accuracy and completeness of the Searches.

(c)	Under the legal/arbitration and public filing system in Hong Kong, we have limited access to the information about the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the HK Subsidiary, and are not able to make exhaustive inquiry of the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

(d)	Save as expressly stated, we have not been asked to conduct any other searches (whether in respect of land, trade mark, litigation, winding up and/or bankruptcy) against the Company, its subsidiaries (including the HK Subsidiary) and/or present or previous shareholders (direct or indirect), directors or officers of the Company or its subsidiaries.

3.	Contractual matters and enforceability

(a)	Opinions expressed on enforceability, if any, are not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with their terms. The term “enforceable” as used in this letter, if any, means that the obligations of the Company under the relevant documents and agreements are of the type which may be enforced by the Hong Kong Courts. Further and without prejudice to the foregoing, the enforcement of contractual obligations is subject to the general principles of contractual liability, sovereign and other immunities, and other matters described in the qualifications of this Schedule 3.

(b)	Apart from claims for the payment of debts (including the repayment of loans), contractual obligations are normally enforced by an award of damages for the loss suffered as a result of a breach of contract; and recoverable loss is restricted by principles such as causation, remoteness and mitigation. The specific performance of contractual obligations is a discretionary remedy and is only available in limited circumstances.

(c)	In addition, a document may be capable of being rectified if it does not express the common intention of the parties.

(d)	Contractual obligations can be discharged by matters such as frustration or rescission by the innocent party / parties where the defaulting party has committed a serious breach. Claims may become time-barred or may be subject to defences such as set-off or estoppel.

(e)	A clause in a contract which excludes or limits an obligation of one of the parties or the liability for breach of that obligation will be construed restrictively against the person who wishes to rely on it. In addition, a contractual provision which excludes the liability of a trustee (including a security trustee) may not be enforceable in all circumstances.

(f)	A provision of a contract may be ineffective if it is incomplete or uncertain or provides for a matter to be determined by future agreement.

(g)	A provision of a contract which provides for the conclusive certification or determination of a matter by one party may not prevent judicial inquiry into the merits of the claim.

(h)	A provision for the payment of a sum in the event of a breach of contract is unenforceable if it is construed as a penalty rather than a genuine pre-estimate of the loss likely to be suffered as a result of the breach and, if that sum has been paid, it may be repayable in whole or in part.

(i)	A contractual provision for the forfeiture of a proprietary or possessory interest, such as the rights of a lessee under a chattel lease, may be overridden.

(j)	An undertaking to assume liability for stamp duty or similar taxes may be ineffective.

(k)	As a general principle, an authority or power of attorney can be revoked at any time, and will be revoked if the donor enters into insolvency proceedings. This is so even if the authority or power is expressed to be irrevocable and the revocation is therefore made in breach of contract. The main exception to this principle is where the authority or power is granted as part of a security arrangement.

(l)	A provision of a contract which purports to exclude the effect of prior or subsequent agreements, representations or waivers may be ineffective.

(m)	A provision of a contract which provides what will happen in the event of an illegality (including a provision for severance of part of the contract) may not be enforceable.

(n)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed may be limited by law.

(o)	An indemnity in respect of criminal or tortious liability may not be enforceable.

(p)	An indemnity for the costs of litigation may not be enforceable if contrary to an order made by the Hong Kong Courts.

(q)	Where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction.

(r)	Enforcement of obligations may be invalidated by reason of fraud.

(s)	Any person who is not a party to an agreement or deed will not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person.

(t)	We express no opinion as to provisions precluding oral amendments or waivers.

(u)	A currency indemnity may be unenforceable in Hong Kong if it is contrary to public policy in Hong Kong.

(v)	The Hong Kong Courts can give judgments in a currency other than Hong Kong dollars if, subject to the terms of the contract, it is the currency which most fairly expresses the plaintiff’s loss.

(w)	Any action brought in the Hong Kong Courts would be subject to the rules and procedures of the Hong Kong Courts. In particular, if a defendant is not served within Hong Kong with a writ or summons of a Hong Kong Court, and if a defendant does not submit to the jurisdiction of such court, the plaintiff will be required to obtain leave of the court to serve the proceedings upon the defendant outside Hong Kong and the provision of such leave is within the discretion of the court.

(x)	Since Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States, there is doubt as to the enforceability in Hong Kong in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

(y)	Insofar as any provision in any of the documents or agreements refer to the waiver of immunity (on the grounds of sovereignty or otherwise) of any entity, we express no opinion on the enforceability of such terms.

(z)	Any obligation which constitutes a covenant in restraint of trade may not be effective or enforceable.

4.	Insolvency

(a)	The parties’ rights are subject to laws affecting creditors’ rights generally, such as those relating to insolvency (which includes bankruptcy, liquidation, receivership, reorganisation, court schemes, moratorium and reconstruction). These laws can apply to persons incorporated or resident outside Hong Kong, as well as to those incorporated or resident in Hong Kong.

(b)	In particular, on an insolvency:

(i)	contractual and other personal rights among creditors of the same class will be treated on a pari passu basis subject to rights mandatorily preferred by law and contractual provisions which would conflict with this principle are ineffective;

(ii)	transactions entered into in the period before the insolvency starts (that period generally being no longer than two years) may be set aside in certain circumstances; and

(iii)	the ability of a secured creditor to enforce its security may be subject to limitations, for instance in winding-up.

5.	Choice of law and jurisdiction

(a)	The law which governs a contract is not determinative of all issues which arise in relation to that contract. For instance:

(i)	it may not be relevant to the determination of proprietary issues (such as those relating to security);

(ii)	rules of Hong Kong or foreign law which are mandatory (which includes public policy rules) in a jurisdiction which is connected with the contract or in the jurisdiction where the issue is decided may be applied regardless of the provisions of the contract; and

(iii)	in insolvency proceedings, the law governing those proceedings may override the law governing the contract.

(b)	There are circumstances in which the Hong Kong Courts may, or must, decline jurisdiction or stay proceedings. Additionally, it may not be possible to commence proceedings because of an inability to comply with service of process requirements.

(c)	The Hong Kong Courts have a discretion to accept jurisdiction in an appropriate case even though there is an agreement that other courts have (exclusive or non-exclusive) jurisdiction.

(d)	The jurisdiction of the Hong Kong Courts in relation to insolvency matters is not dependent on the submission of the parties to the jurisdiction. The precise scope of that jurisdiction depends on the nature of the insolvency procedure in question.

6.	Others

We have, as to all facts relevant to the Opinions or other statements set forth herein relied, without independent investigation or verification, upon certificates and oral or written representations or other statements of governmental authorities, public officials, officers and other representatives of the Company.